Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-207089

333-207089-01

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated April 4, 2018)

POWERSHARES DB US DOLLAR INDEX TRUST

POWERSHARES DB US DOLLAR INDEX BULLISH FUND

81,000,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 2 (“Supplement No. 2”) supplements and amends the Prospectus dated April 4, 2018 (the “Prospectus”).

Effective on or about May 15, 2018, Deutsche Bank Securities Inc. (“DBSI”) assigned its rights and delegated its duties and responsibilities under the marketing services agreement (“Services Agreement”) and the licensing agreement (“Licensing Agreement”) with Invesco PowerShares Capital Management LLC (“Invesco PowerShares”) and Invesco Holding Company Limited (“Invesco Holdings”) to Deutsche Investment Management Americas Inc. (“DIMA”). Under the Services Agreement, DBSI provides marketing, educational and other services to Invesco PowerShares with respect to the PowerShares DB US Dollar Index Bullish Fund (the “Fund”) and other PowerShares DB Funds. Under the Licensing Agreement, DBSI licenses indexes and trademarks to Invesco for use by the Fund and other PowerShares DB Funds.

Accordingly, on or about May 15, 2018, all references to DBSI with respect to the Services Agreement and the Licensing Agreement in the Prospectus are deleted and replaced with references to DIMA.

The assignment of the Licensing Agreement and the Services Agreement from DBSI to DIMA does not affect the rights of Invesco PowerShares and Invesco Holdings, or the duties and responsibilities owed to Invesco PowerShares and Invesco Holdings under those Agreements.

Supplement No. 2 should be read together with the Prospectus.

Shares of the Fund are listed on NYSE Arca, Inc. under the symbol “UUP.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 14 of the Prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 2 is May 24, 2018.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBUUP-PRO-1-SUP-2